Exhibit 77(Q)(3)

IXIS Advisor Cash Management Trust

IXIS Advisor Funds Trust I
IXIS Advisor Funds Trust II
IXIS Advisor Funds Trust III
IXIS Advisor Funds Trust IV

Loomis Sayles Funds I
Loomis Sayles Funds II

Amended and Restated Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

"Effective as of August, 2005"

"Each series of IXIS Advisor Cash Management Trust, IXIS Advisor " "Funds Trust I, IXIS Advisor Funds Trust II, IXIS Advisor Funds " "Trust III, IXIS Advisor Funds Trust IV, Loomis Sayles Funds I " and Loomis Sayles Funds II (each series individually a Fund and such Trusts collectively the Trusts) may from time to time issue one or more of the following classes of shares:
"Class A shares, Class B shares, Class C shares, Class J shares, " "Class Y shares, Admin Class shares, Institutional Class shares " and Retail Class shares. Shares of each class of a Fund shall "represent an equal pro rata interest in such Fund and, " "generally, shall have identical voting, dividend, liquidation, " "and other rights, preferences, powers, restrictions, " "limitations, qualifications and terms and conditions, except " that: (a) each class shall have a different designation; (b)
"each class shall bear any Class Expenses, as defined in below; "
(c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class "differ from the interests of any other class, and shall have " exclusive voting rights on any matter submitted to shareholders that relates solely to that class; and (d) each "class may have different conversion and exchange rights, as " "described below. In addition, each class is subject to such " investment minimums and other conditions of eligibility as are set forth in the Funds prospectuses (including statements of additional information) as from time to time in effect. The "differences in expenses among these classes of shares, and the " "conversion and exchange features of each class of shares, are " "set forth below in this Plan, which is subject to change, to " the extent permitted by law and by the Declaration of Trust
"and By-Laws of each Trust, by action of the Board of Trustees " of each Trust. IXIS Advisor Cash Management Trust (the
Money Market Fund) in certain instances is treated
"differently. In such instances, the treatment is " specifically noted.

Initial Sales Charge

Class A shares are offered at a public offering price that is equal to their net asset value (NAV) plus a sales charge of up to 5.75% of the public offering price (which maximum may "be less for certain Funds, as described in the Funds" prospectuses as from time to time in effect). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the Investment Company Act of 1940 (the 1940 Act) and as described in the Funds prospectuses as from time to time in effect.

"Prior to December 1, 2000, Class C shares were offered at a " "public offering price equal to their NAV, without an initial " "sales charge. From December 1, 2000 through January 31, " "2004, Class C shares were offered at a public offering price " that was equal to their net asset value (NAV) plus a sales charge of 1.00% of the public offering price (which maximum "may be less for certain Funds, as was described in the "
Funds then effective prospectuses as may have been in
effect from time to time ). The sales charges on Class C shares were subject to reduction or waiver as permitted by
Rule 22d-1 under the 1940 Act and as described in the Funds then effective prospectuses as may have been in effect from
"time to time.    On and after February 1, 2004, Class C "
shares are offered at a public offering price equal to their "NAV, without an initial sales charge. "

Class J shares of the Funds are offered at a public offering price that is equal to their net asset value (NAV) plus a front end sales charge of up to 3.50% of the public offering "price (which maximum may be less for certain Funds, as " described in the Funds prospectus as from time to time in effect). The sales charges on Class J shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Funds prospectuses as from time to time in effect.

"Class B, Class C, Class Y, Admin Class, Retail Class and "
"Institutional Class shares are offered at their NAV, without " an initial sales charge.

 Class A shares of the Money Market Fund are offered at their "net asset value (NAV), without an initial sales charge."

Contingent Deferred Sales Charge

"Purchases of Class A shares of $1 million or more, purchases " of Class C shares or purchases by certain retirement plans as "described in the Funds prospectuses, that are redeemed within " one year from purchase are subject to a contingent deferred sales charge (a CDSC) of 1% of either the purchase price or "the NAV of the shares redeemed, whichever is less. Class A " and C shares are not otherwise subject to a CDSC.

Class B shares that are redeemed within 6 years from purchase are subject to a CDSC of up to 5% (4% for shares purchased "prior to May 1, 1997) of either the purchase price or the " "NAV of the shares redeemed, whichever is less; such " "percentage declines the longer the shares are held, as " described in the Funds prospectuses as from time to time in effect. Class B shares purchased with reinvested dividends or capital gain distributions are not subject to a CDSC.

"The CDSC on Class A, Class B and Class C shares is subject "
"to reduction or waiver in certain circumstances, as permitted " by Rule 6c-10 under the 1940 Act and as described in the Funds prospectuses as from time to time in effect.

"Class J, Class Y, Admin Class, Institutional Class and Retail "
Class shares are not subject to any CDSC.

"Class A, Class B and Class C shares of the Money Market "
"Fund are offered at their net asset value (NAV), without " a CDSC.

"Service, Administration and Distribution Fees"

"Class A, Class B, Class C, Class J, Admin Class and Retail " Class shares pay distribution and service fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act
"(the 12b-1 Plans) for such classes. Class A, Class B, " "Class C, Class J, Admin Class and Retail Class shares also " bear any costs associated with obtaining shareholder approval of any amendments to a 12b-1 Plan. There is no 12b-1 Plan for Class Y or Institutional Class shares.
Amounts payable under the 12b-1 Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the registration statement of each Fund as from time to time in effect.

"Class A, Class B, Class C, Retail Class shares each pay, " "pursuant to the 12b-1 Plans, a service fee of up to .25% " per annum of the average daily net assets attributable to "such class (which percentage may be less for certain Funds, " as described in the Funds registration statements as from time to time in effect).

Class A shares do not pay a distribution fee pursuant to the 12b-1 Plans.

"Class B and Class C shares pay, pursuant to the 12b-1 "
"Plans, a distribution fee of up to .75% per annum of the " average daily net assets attributable to such class of shares.

"Class J shares pay, pursuant to the 12b-1 Plans, " distribution and service fees of up to .75% of the average net assets attributable to Class J shares (which
"percentage may be less for certain Funds, as described in " the Funds registration statements as from time to time in effect).

"Admin Class shares pay, pursuant to the 12b-1 Plans, " distribution and service fees of up to .25% of the average daily net assets attributable to Admin class shares. In
"addition, Admin Class shares pay administrative fees to " certain financial intermediaries for providing personal service and account maintenance for their customers who hold Admin class shares. These fees are paid on the average daily net assets attributable to Admin Class shares at the annual rate stated in the Funds registration statements as from time to time in effect.

"Class A, Class B and Class C shares of the Money Market "
Fund do not pay any distribution or service fees.

Conversion and Exchange Features

Class B shares automatically convert to Class A shares of "the same Fund eight years after purchase, except that Class " B shares purchased through the reinvestment of dividends and other distributions on Class B shares convert to Class A shares at the same time as the shares with respect to which they were purchased are converted. This conversion from Class B shares to Class A shares occurs once per month for all Class B shares that reach their eighth year over the course of that particular month. Class Y shares of a Fund purchased through wrap fee programs offered by certain "broker-dealers will, upon termination of the holders " participation in the wrap fee program and at the discretion "of the broker-dealer, be converted to Class A shares of the " same Fund.


A Retail Class shareholder of a Fund who accumulates shares with a value greater than or equal to the minimum investment "amount for Institutional Class shares of that same Fund may, " "at the shareholders option upon written notice to the Trust, " convert the shareholders Retail Class shares of that Fund
"into Institutional Class shares of the same Fund at NAV, " provided that the shareholder would otherwise be eligible to purchase Institutional Class shares of the Fund. An "Institutional Class shareholder may, upon written notice to " "the Trust, convert the shareholders Institutional Class " shares into Retail Class shares of the same Fund at NAV if the investment option or program through which the shareholder invests no longer permits the use of Institutional Class shares in that option or program or if the shareholder is otherwise no longer eligible to participate in Institutional "Class shares, provided that the shareholder would otherwise " be eligible to purchase Retail Class shares of the Fund.

"Class A, Class C, Class Y, Class J or Admin Class shares do " not convert to any other class of shares.

To the extent provided in the registration statement of the "relevant Fund as from time to time in effect, Class A shares " "of any Fund may be exchanged, at the holders option and " "subject to minimum investment requirements, for Class A " shares of any other Fund that offers Class A shares without "the payment of a sales charge, except that if Class A shares " of a Fund are exchanged for shares of a Fund with a higher "sales charge, then the difference in sales charges must be " paid on the exchange. The holding period for determining any CDSC will include the holding period of the shares exchanged. Class A shares may also be exchanged for Class
"A shares of the Money Market Fund, in which case the holding " period for purposes of determining the expiration of the CDSC "on such shares, if any, will stop and will resume only when " an exchange is made back into Class A shares of a Fund other than the Money Market Fund. If the Money Market Fund shares "received in an exchange are subsequently redeemed for cash, " they will be subject to a CDSC to the same extent that the shares exchanged would have been subject to a CDSC at the time of the exchange into the Money Market Fund. Class A shares of the Money Market Fund so purchased may be exchanged for Class A shares of a Fund without sales charge or CDSC to the same extent as the Class A shares exchanged for the Money Market Fund Class A shares could have been so exchanged. The holding period for determining any CDSC for the acquired Fund shares will not include the "period during which the Money Market Fund shares were held, " but will include the holding period for the Class A Fund shares that were exchanged for the Money Market Fund shares. Class A shares of the Money Market Fund on which no sales charge was previously paid or for which no holding period for purposes of determining the applicable CDSC may be exchanged for Class A shares of any other Funds on the basis of relative net asset value plus the sales charge applicable to initial purchases of Class A shares of the other Fund into "which the shareholder is exchanging, and the holding period " for purposes of determining the CDSC will commence at the time of the exchange.

Class A shares of a Fund acquired in connection with certain deferred compensation plans offered by New England Life Insurance Company (NELICO) and its affiliates to any of "their directors, senior officers, agents or general agents " "may be exchanged, at the holders option and with the consent " "of NELICO, for Class Y shares of the same Fund or for Class " Y shares of any other Fund that offers Class Y shares.

To the extent provided in the registration statement of the "relevant Fund as from time to time in effect, Class B shares " "of any Fund may be exchanged, at the holders option and " "subject to minimum investment requirements, for Class B " "shares of any other Fund that offers Class B shares, without " the payment of a CDSC. The holding period for determining the CDSC and the conversion to Class A shares will include the holding period of the shares exchanged. Class B shares of any Fund may also be exchanged for Class B shares of the "Money Market Fund, without the payment of a CDSC, in which " case the holding period for purposes of determining the "expiration of the CDSC on such shares, if any, will stop " and will resume only when an exchange is made back into Class A shares of a Fund other than the Money Market Fund.
If the Money Market Fund shares received in an exchange are "subsequently redeemed for cash, they will be subject to a " CDSC to the same extent that the shares exchanged would have been subject to a CDSC at the time of the exchange into the Money Market Fund. If such Money Market Fund shares are exchanged for Class B shares of a Fund other
"than the Money Market Fund, no CDSC will apply to the " "exchange, and the holding period for the acquired shares " will include the holding period of the shares that were exchanged for the Money Market Fund shares (but not the period during which the Money Market Fund shares were held). Class B shares of the Money Market Fund may be exchanged for Class B shares of any other Fund on the basis of "relative net asset value, subject to the CDSC schedule of " the Fund acquired. For purposes of computing the CDSC
"payable upon redemption of shares acquired by such exchange, " "and the conversion of such shares to Class A shares, the " holding period of any other Funds shares that were exchanged for Class B shares of the Money Market Fund is "included, but the holding period of the Class B shares of " the Money Market Fund is not included.

To the extent provided in the registration statement of
"the relevant Fund as from time to time in effect, Class " "C shares of any Fund may be exchanged, at the holders " "option and subject to minimum investment requirements, " for Class C shares of any other Fund that offers Class
"C shares, without payment of a CDSC. The holding period " for determining the CDSC will include the holding period of the shares exchanged. Class C shares may also be exchanged for Class C shares of the Money Market Fund without the payment of a CDSC in which case the holding period for purposes of determining the expiration of the "CDSC on such shares, if any, will stop and will resume " only when an exchange is made back into Class C shares of a Fund.  If the Money Market Fund shares received in
"an exchange are subsequently redeemed for cash, they "
will be subject to a CDSC to the same extent that the
shares exchanged would have been subject to a CDSC at
the time of the exchange into the Money Market Fund.
Class C shares of the Money Market Fund may be exchanged
for Class C shares of any other Fund on the basis of "relative net asset value, subject to the CDSC schedule "
of the Fund acquired.   Class C shares in accounts of
a Money Market Fund that were established prior to "December 1, 2000 or that had previously been subject to " "a sales charge or that are established after January 31, " "2004, may be exchanged for Class C shares of a Fund " without a sales charge. Class C shares in accounts of a "Money Market Fund established on or after December 1, " "2000 and through January 31, 2004 may have been exchanged " into Class C shares of a Fund subject to the Funds applicable sales charge and CDSC.

To the extent provided in the registration statement of "the relevant Fund as from time to time in effect, Class "
"J shares of any Fund may be exchanged, at the holders "
"option and subject to minimum investment requirements, " for Class J shares of any other Fund that offers Class
J shares without the payment of a sales charge.

To the extent provided in the registration statement of "the relevant Fund as from time to time in effect, Class " "Y shares of any Fund may be exchanged, at the holders " "option and subject to minimum investment requirements, "
(i) for Class Y shares of any other Fund that offers
"Class Y shares, (ii) for Institutional Class of any other " Fund that offers Institutional Class or (iii) for Class
A shares of the Money Market Fund that does not offer
Class Y shares or Institutional Class shares to the general public.

To the extent provided in the registration statement of "the relevant Fund as from time to time in effect, Admin "
"Class shares of any Fund may be exchanged, at the " holders option and subject to minimum investment
"requirements, for Admin Class shares of any other Fund " that offers Admin Class shares without the payment of a sales charge. Admin Class shares may also be exchanged for Class A shares of the Money Market Fund.

To the extent provided in the registration statement of "the relevant Fund as from time to time in effect, "
"Institutional Class shares of any Fund may be exchanged, " at the holders option and subject to minimum investment
"requirements, (i) for Institutional Class shares of any "
"other Fund that offers Institutional Class shares, (ii) " for Class Y shares of any other Fund that offers Class
Y shares or (iii) for Class A shares of the Money Market
Fund that does not offer Class Y shares or Institutional
Class shares to the general public.

To the extent provided in the registration statement of "the relevant Fund as from time to time in effect, Retail " "Class shares of any Fund may be exchanged, at the holders " "option and subject to minimum investment requirements, for " Retail Class shares of any other Fund that offers Retail Class shares without the payment of a sales charge.
Retail Class shares may also be exchanged for Class A shares of the Money Market Fund.

All exchanges are subject to the eligibility requirements or other restrictions of the Fund to which the shareholder is exchanging. The Funds reserve the right to terminate or limit the exchange privilege of any shareholder deemed to be engaging in market timing activity as defined in the Funds prospectuses as from time to time in effect.
The Funds may terminate or change the exchange privilege at any time upon 60 days notice to shareholders.

Allocation of Income and Expenses

Each Class of shares pays the expenses associated with its different distribution and shareholder servicing arrangements (Account Expenses). Each class of shares
"may, at the Trustees' discretion, also pay a different " share of other expenses (together with 12b-1 fees and "Account Expenses, Class Expenses), not including " advisory fees or other expenses related to the management
"of the Trust's assets, if these expenses are actually "
"incurred in a different amount by that class, or if the " class receives services of a different kind or to a different degree than other classes.

The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To
"the extent practicable, certain expenses (other than "
"Class Expenses as defined above, which shall be " allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

"* Expenses incurred by a Trust (including, but not "
"limited to, fees of Trustees, insurance and legal " counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (Trust Level
Expenses); and

* Expenses incurred by a Fund not attributable to any "particular class of the Fund's shares (for example, "
"advisory fees, custodial fees, or other expenses relating " to the management of the Fund's assets) (Fund Expenses).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item.
Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net assets in relation to the net assets of the relevant Trust. Approved Class Expenses shall be allocated to the "particular class to which they are attributable. However, " "if a Class Expense can no longer be attributed to a class, " it will be charged to a Fund for allocation among classes in proportion to the net assets of each such class. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the "Internal Revenue Code of 1986, as amended (the Code)."

Each Trust reserves the right to utilize any other appropriate method to allocate income and expenses among "the classes, including those specified in Rule 18f-3(c)(1), " provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to the shareholders of each class and consistent with the requirements of Rule 18f-3.


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